Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Fourth Quarter

And Year Ended December 31, 2015

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 26, 2016): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $6.9 million, or $0.13 per diluted share, for the quarter ended December 31, 2015 compared to $6.0 million, or $0.11 per diluted share, for the quarter ended December 31, 2014. For the year ended December 31, 2015, net income was $24.6 million, or $0.46 per diluted share compared to $22.3 million, or $0.42 per diluted share, for the year ended December 31, 2014. The Company’s return on average assets was 0.80% for the quarter ended December 31, 2015 compared to 0.75% for the quarter ended December 31, 2014. For the year ended December 31, 2015, the Company’s return on average assets was 0.74% compared to 0.75% for the year ended December 31, 2014. The Company’s return on average equity was 4.67% for the quarter ended December 31, 2015 compared to 4.19% for the quarter ended December 31, 2014. For the year ended December 31, 2015, the Company’s return on average equity was 4.19%, down from 5.69% for the year ended December 31, 2014, reflecting the net cash proceeds of $302.3 million raised in the Company’s second step common stock offering completed on July 28, 2014.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “It is my great pleasure to report record net income of $6.9 million, or $0.13 per diluted share, for the fourth quarter of 2015 and $24.6 million, or $0.46 per diluted share, for the year 2015. Our core pre-tax income, which excludes gains on sales of securities, increased $3.1 million, or 43%, to $10.3 million for the fourth quarter and $6.9 million, or 25%, to $34.1 million for the year 2015 from the same periods last year due to the continuing rise in net interest income and expansion of net interest margins along with significant improvement in asset quality. We closed 2015 with total assets of $3.5 billion, total loans of $3.1 billion and total deposits of $2.7 billion. Other key achievements during the year included the initiation of a 5% stock repurchase program, the commencement of quarterly dividends at $0.03 per share and the opening of new branches in Boston’s Dorchester neighborhood and in Brookline. We are also looking forward to entering Boston’s Chinatown district this March with our thirtieth branch as we continue to consider new franchise expansion opportunities within the greater Boston area.”

Net interest income increased $3.7 million, or 15.8%, to $27.3 million for the quarter ended December 31, 2015 from $23.6 million for the quarter ended December 31, 2014. The interest rate spread and net interest margin on a tax-equivalent basis were 3.17% and 3.39%, respectively, for the quarter ended December 31, 2015, up from 2.91% and 3.13%, respectively, for the quarter ended December 31, 2014. For the year ended December 31, 2015, net interest income increased $14.7 million, or 16.7%, to $102.9 million from $88.2 million for the year ended December 31, 2014. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.09% and 3.31%, respectively, for the year ended December 31, 2015, up from 3.00% and 3.19%, respectively, for the year ended December 31, 2014. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by deposit growth for the fourth quarter and year ended December 31, 2015 compared to the same periods in 2014.

The Company’s yield on interest-earning assets on a tax-equivalent basis increased three basis points to 3.94% for the year ended December 31, 2015 compared to 3.91% for the year ended December 31, 2014, while the cost of funds declined five basis points to 0.75% for the year ended December 31, 2015 compared to 0.80% for the year ended December 31, 2014. The increase in interest income was primarily due to growth in the Company’s average loan balances of $374.4 million, or 15.4%, to $2.802 billion, partially offset by a decrease in the yield on loans on a tax-equivalent basis of four basis points to 4.35% for the year ended December 31, 2015 compared to 4.39% for the year ended December 31, 2014. The increase in interest expense on deposits was primarily due to the growth in average total deposits of $209.9 million, or 8.8%, to $2.587 billion, partially offset by the decline in the cost of average total deposits of five basis points to 0.71% for the year ended December 31, 2015 compared to 0.76% for the year ended December 31, 2014. The decrease in interest expense on borrowings was primarily due to the reduction in average borrowings of $42.9 million, or 22.7%, to $146.4 million, partially offset by an increase in the cost of average borrowings of four basis points to 1.35% for the year ended December 31, 2015 compared to 1.31% for the year ended December 31, 2014.

Mr. Gavegnano noted, “Remarkably, we have experienced net loan growth of $1.7 billion over the last four years for a compounded annual growth rate of 23% and a steady rise in net interest income. During 2015 alone, our loan portfolio grew $401 million, or 15%, on commercial loan originations of $1.2 billion. As a result of this growth along with stable loan yields and a decline in the cost of funds, net interest income rose each quarter while the net interest margin expanded throughout the year.”

The Company’s provision for loan losses was $544,000 for the quarter ended December 31, 2015, down from $1.8 million for the quarter ended December 31, 2014, primarily due to recoveries on loans, reductions in problem loans and other improving asset quality trends, partially offset by growth in commercial loans. For the year ended December 31, 2015, the provision for loan losses was $6.7 million, up from $3.3 million for the year ended December 31, 2014, reflecting loan growth in all commercial categories during the year ended December 31, 2015 and a $2.3 million provision and charge-off related to a construction loan relationship during the second quarter of 2015. Changes in the provision for loan losses were also based on management’s assessment of historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $33.4 million or 1.08% of total loans outstanding at December 31, 2015, compared to $28.5 million or 1.06% of total loans outstanding at December 31, 2014. Net recoveries totaled $274,000 for the quarter ended December 31, 2015, or less than 0.01% of average loans outstanding on an annualized basis, and net charge-offs totaled $1.7 million for the year ended December 31, 2015, or 0.06% of average loans outstanding.

Non-accrual loans decreased $164,000, or 0.5%, to $31.3 million, or 1.02% of total loans outstanding, at December 31, 2015, from $31.5 million, or 1.18% of total loans outstanding, at December 31, 2014, primarily due to decreases of $5.4 million in one- to four-family loans, $1.6 million in commercial real estate loans and $514,000 in home equity loans, substantially offset by an increase of $7.4 million in construction loans. The increase in non-accrual construction loans during the year ended December 31, 2015 was primarily due to a $14.0 million construction loan placed on non-accrual status following a $2.3 million charge-off during the second quarter of 2015. Non-performing assets decreased $1.3 million, or 3.7%, to $31.3 million, or 0.89% of total assets, at December 31, 2015, from $32.6 million, or 0.99% of total assets, at December 31, 2014. Non-performing assets at December 31, 2015 were comprised of $15.8 million of construction loans, $9.3 million of one- to four-family mortgage loans, $3.7 million of commercial real estate loans, $1.8 million of home equity loans and $805,000 of commercial and industrial loans.

Mr. Gavegnano commented, “We reduced our total non-performing assets across all loan types during the fourth quarter of 2015 by a total of $4.4 million, or 12%, due to effective credit monitoring, collection and workout efforts. Such efforts included significant progress toward resolution and collection of the $14.0 million non-accrual multi-family construction loan and the related collateral properties in Boston. Without this non-accrual loan relationship, our non-performing assets would have declined by $14.7 million during 2015 to $17.8 million at December 31, 2015, or 0.51% of total assets, while the Bank would have been in a net recovery position of $556,000 for the year 2015.”

Non-interest income decreased $1.7 million, or 38.5%, to $2.7 million for the quarter ended December 31, 2015 from $4.3 million for the quarter ended December 31, 2014, primarily due to a decrease of $1.9 million in gain on sales of securities, net, partially offset by increases of $161,000 in customer service fees and $79,000 in loan fees. For the year ended December 31, 2015, non-interest income decreased $3.0 million, or 18.8%, to $13.0 million from $16.1 million for the year ended December 31, 2014, primarily due to a decrease of $3.8 million in gain on sales of securities, net, partially offset by increases of $431,000 in customer service fees and $326,000 in loan fees.

Non-interest expenses increased $2.2 million, or 12.7%, to $19.2 million for the quarter ended December 31, 2015 as compared to $17.0 million for the quarter ended December 31, 2014, primarily due to increases of $1.3 million in salaries and employee benefits, $253,000 in occupancy and equipment, $523,000 in marketing and advertising and $138,000 in other general and administrative expenses, partially offset by a decrease of $166,000 in foreclosed real estate expense. For the year ended December 31, 2015, non-interest expenses increased $5.3 million, or 7.8%, to $72.7 million from $67.4 million for the year ended December 31, 2014, primarily due to increases of $3.3 million in salaries and employee benefits, $618,000 in occupancy and equipment, $688,000 in data processing, $814,000 in marketing and advertising and $164,000 in professional services, partially offset by decreases of $204,000 in foreclosed real estate expense and $142,000 in deposit insurance assessments. The increases in salaries and employee benefits expense were primarily due to employee compensation increases and staffing growth during the current year along with expenses associated with the grant of restricted stock and stock options to the Company’s directors, officers and employees in November 2015. The increases in occupancy and equipment include costs associated with the opening of new branches located in Dorchester and Brookline. The increases in data processing expense reflected a cost reduction during the second quarter of 2014 along with a scheduled contractual increase and business growth during the current year. The increases in marketing and advertising expense reflected the Bank’s new and expanded advertising campaign in our Boston area market. The Company’s efficiency ratio improved to 63.81% for the quarter ended December 31, 2015 from 65.21% for the quarter ended December 31, 2014. For the year ended December 31, 2015, the efficiency ratio improved to 64.05% from 68.84% for the year ended December 31, 2014.

Mr. Gavegnano added, “The improvement in our efficiency ratio over the last three years has been the direct result of the steady rise in net interest income driven by strong loan growth in recent years. We were able to hold our efficiency ratio below 64% in the fourth quarter even with the costs associated with new branches and the grants made under our new equity incentive plan. We will continue to exercise prudent expense control as we move forward with our franchise growth plans.”

The Company recorded a provision for income taxes of $3.4 million for the quarter ended December 31, 2015, reflecting an effective tax rate of 33.1%, compared to $3.1 million, or 33.7%, for the quarter ended December 31, 2014. For the year ended December 31, 2015, the provision for income taxes was $12.0 million, reflecting an effective tax rate of 32.7%, compared to $11.1 million, or 33.3%, for the year ended December 31, 2014. The changes in the income tax provision and effective tax rate were primarily due to changes in the components of pre-tax income.

Total assets increased $246.0 million, or 7.5%, to $3.525 billion at December 31, 2015 from $3.279 billion at December 31, 2014. Net loans increased $396.3 million, or 15.0%, to $3.045 billion at December 31, 2015 from $2.649 billion at December 31, 2014. The net increase in loans for the year ended December 31, 2015 was primarily due to increases of $182.5 million in commercial real estate loans, $155.6 million in construction loans, $69.2 million in commercial and industrial loans and $7.7 million in multi-family loans, partially offset by decreases of $10.1 million in one- to four-family loans and $3.4 million in home equity loans. Cash and due from banks decreased $109.4 million, or 53.2%, to $96.4 million at December 31, 2015 from $205.7 million at December 31, 2014. Securities available for sale decreased $61.9 million, or 30.4%, to $141.6 million at December 31, 2015 from $203.5 million at December 31, 2014.

Total deposits increased $239.1 million, or 9.5%, to $2.743 billion at December 31, 2015 from $2.504 billion at December 31, 2014. Core deposits, which exclude certificate of deposits, increased $58.5 million, or 3.3%, to $1.854 billion, or 67.6% of total deposits, at December 31, 2015. Total borrowings decreased $4.7 million, or 2.7%, to $167.2 million at December 31, 2015 from $171.9 million at December 31, 2014.

Total stockholders’ equity increased $10.4 million, or 1.8%, to $588.1 million at December 31, 2015, from $577.7 million at December 31, 2014. The increase for the year ended December 31, 2015 was due primarily to $24.6 million in net income and $3.3 million related to stock-based compensation plans, partially offset by decreases of $5.0 million in accumulated other comprehensive income, reflecting a decrease in the fair value of available for sale securities, a $9.4 million reduction in additional paid-in capital resulting from the Company’s repurchase of 722,104 shares and dividends of $0.06 per share totaling $3.1 million. Stockholders’ equity to assets was 16.69% at December 31, 2015, compared to 17.62% at December 31, 2014. Book value per share increased to $10.72 at December 31, 2015 from $10.56 at December 31, 2014. Tangible book value per share increased to $10.47 at December 31, 2015 from $10.31 at December 31, 2014. Market price per share increased $2.88, or 25.7%, to $14.10 at December 31, 2015 from $11.22 at December 31, 2014. At December 31, 2015, the Company and the Bank continued to exceed all regulatory capital requirements.

As of December 31, 2015, the Company had repurchased 722,104 shares of its stock at an average price of $13.06 per share, or 26.4% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program as adopted in August 2015.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 29 full-service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS
Cash and due from banks	$96,363	$205,732
Certificates of deposit	99,062	85,000
Securities available for sale, at fair value	141,646	203,521
Federal Home Loan Bank stock, at cost	10,931	12,725
Loans held for sale	4,669	971
Loans, net of fees and costs	3,078,647	2,677,376
Less allowance for loan losses	(33,405)	(28,469)

Loans, net	3,045,242	2,648,907
Bank-owned life insurance	39,557	38,611
Foreclosed real estate, net	—	1,046
Premises and equipment, net	40,248	38,512
Accrued interest receivable	8,574	7,748
Deferred tax asset, net	21,246	15,610
Goodwill	13,687	13,687
Other assets	3,284	6,456

Total assets	$3,524,509	$3,278,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$370,546	$285,990
Interest-bearing	2,372,472	2,217,945

Total deposits	2,743,018	2,503,935
Short-term borrowings	20,000	—
Long-term debt	147,226	171,899
Accrued expenses and other liabilities	26,139	24,982

Total liabilities	2,936,383	2,700,816

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,875,237 and 54,708,066 shares issued at December 31, 2015 and 2014, respectively	549	547
Additional paid-in capital	403,737	410,714
Retained earnings	206,214	184,715
Accumulated other comprehensive (loss) income	(2,092)	2,898
Unearned compensation - ESOP, 2,800,564 and 2,922,328 shares at December 31, 2015 and 2014, respectively	(20,282)	(21,164)

Total stockholders’ equity	588,126	577,710

Total liabilities and stockholders’ equity	$3,524,509	$3,278,526

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$31,555	$27,650	$118,586	$103,814
Interest on debt securities:
Taxable	297	505	1,608	2,468
Tax-exempt	38	44	162	178
Dividends on equity securities	422	378	1,638	1,425
Interest on certificates of deposit	168	47	624	47
Other interest and dividend income	159	261	724	747

Total interest and dividend income	32,639	28,885	123,342	108,679

Interest expense:
Interest on deposits	4,800	4,716	18,479	18,041
Interest on short-term borrowings	5	—	5	—
Interest on long-term debt	495	564	1,967	2,472

Total interest expense	5,300	5,280	20,451	20,513

Net interest income	27,339	23,605	102,891	88,166
Provision for loan losses	544	1,829	6,667	3,313

Net interest income, after provision for loan losses	26,795	21,776	96,224	84,853

Non-interest income:
Customer service fees	2,114	1,953	7,923	7,492
Loan fees	203	124	917	591
Mortgage banking gains, net	119	126	535	532
(Loss) gain on sales of securities, net	(57)	1,847	2,432	6,258
Income from bank-owned life insurance	295	297	1,225	1,165
Other income	—	1	8	18

Total non-interest income	2,674	4,348	13,040	16,056

Non-interest expenses:
Salaries and employee benefits	11,618	10,340	44,737	41,407
Occupancy and equipment	2,482	2,229	9,876	9,258
Data processing	1,317	1,245	5,204	4,516
Marketing and advertising	1,160	637	3,715	2,901
Professional services	652	581	2,633	2,469
Foreclosed real estate	109	275	234	438
Deposit insurance	527	534	1,989	2,131
Other general and administrative	1,322	1,184	4,303	4,314

Total non-interest expenses	19,187	17,025	72,691	67,434

Income before income taxes	10,282	9,099	36,573	33,475
Provision for income taxes	3,407	3,062	11,966	11,148

Net income	$6,875	$6,037	$24,607	$22,327

Earnings per share:
Basic	$0.13	$0.12	$0.47	$0.43
Diluted	$0.13	$0.11	$0.46	$0.42
Weighted average shares:
Basic	51,982,009	51,734,726	51,965,036	52,470,513
Diluted	53,092,652	52,874,822	53,071,932	53,567,771

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Three Months Ended December 31,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)(6)	Balance	Interest (1)	Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,995,593	$32,427	4.29%	$2,566,110	$28,413	4.39%
Securities and certificates of deposit	242,945	1,100	1.80	179,412	1,135	2.51
Other interest-earning assets (3)	78,836	159	0.80	361,295	261	0.29

Total interest-earning assets	3,317,374	33,686	4.03	3,106,817	29,809	3.81

Noninterest-earning assets	114,080			123,467

Total assets	$3,431,454			$3,230,284

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$308,105	455	0.59	$285,031	462	0.64
Money market deposits	873,355	1,762	0.80	922,400	2,082	0.90
Regular savings and other deposits	284,085	102	0.14	270,746	175	0.26
Certificates of deposit	831,152	2,481	1.18	687,511	1,997	1.15

Total interest-bearing deposits	2,296,697	4,800	0.83	2,165,688	4,716	0.86
Borrowings	151,416	500	1.31	172,169	564	1.30

Total interest-bearing liabilities	2,448,113	5,300	0.86	2,337,857	5,280	0.90

Noninterest-bearing demand deposits	370,061			292,580
Other noninterest-bearing liabilities	24,285			24,080

Total liabilities	2,842,459			2,654,517
Total stockholders’ equity	588,995			575,767

Total liabilities and stockholders’ equity	$3,431,454			$3,230,284

Net interest-earning assets	$869,261			$768,960

Fully tax-equivalent net interest income		28,386			24,529
Less: tax-equivalent adjustments		(1,047)			(924)

Net interest income		$27,339			$23,605

Interest rate spread (1)(4)			3.17%			2.91%
Net interest margin (1)(5)			3.39%			3.13%
Average interest-earning assets to average interest-bearing liabilities		135.51%			132.89%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,666,758	$4,800	0.71%	$2,458,268	$4,716	0.76%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,818,174	$5,300	0.75%	$2,630,437	$5,280	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended December 31, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.18% and 4.27%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.51% and 2.15%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 3.90% and 3.69%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended December 31, 2015 and 2014 was 3.04% and 2.79%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended December 31, 2015 and 2014 was 3.27% and 3.01%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Years Ended December 31,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)	Balance	Interest (1)	Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,801,970	$121,859	4.35%	$2,427,538	$106,519	4.39%
Securities and certificates of deposit	268,398	4,719	1.76	188,543	4,732	2.51
Other interest-earning assets (3)	158,463	724	0.46	249,482	747	0.30

Total interest-earning assets	3,228,831	127,302	3.94	2,865,563	111,998	3.91

Noninterest-earning assets	114,081			113,464

Total assets	$3,342,912			$2,979,027

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$295,958	1,709	0.58	$249,919	1,489	0.60
Money market deposits	928,712	7,663	0.83	879,211	7,812	0.89
Regular savings and other deposits	281,389	459	0.16	267,145	690	0.26
Certificates of deposit	745,866	8,648	1.16	678,443	8,050	1.19

Total interest-bearing deposits	2,251,925	18,479	0.82	2,074,718	18,041	0.87
Borrowings	146,364	1,972	1.35	189,247	2,472	1.31

Total interest-bearing liabilities	2,398,289	20,451	0.85	2,263,965	20,513	0.91

Noninterest-bearing demand deposits	335,060			302,417
Other noninterest-bearing liabilities	22,605			20,325

Total liabilities	2,755,954			2,586,707
Total stockholders’ equity	586,958			392,320

Total liabilities and stockholders’ equity	$3,342,912			$2,979,027

Net interest-earning assets	$830,542			$601,598

Fully tax-equivalent net interest income		106,851			91,485
Less: tax-equivalent adjustments		(3,960)			(3,319)

Net interest income		$102,891			$88,166

Interest rate spread (1)(4)			3.09%			3.00%
Net interest margin (1)(5)			3.31%			3.19%
Average interest-earning assets to average interest-bearing liabilities		134.63%			126.57%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,586,985	$18,479	0.71%	$2,377,135	$18,041	0.76%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,733,349	$20,451	0.75%	$2,566,382	$20,513	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the years ended December 31, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.23% and 4.28%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.50% and 2.18%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.82% and 3.79%, respectively. Interest rate spread before tax-equivalent adjustments for the years ended December 31, 2015 and 2014 was 2.97% and 2.88%, respectively, while net interest margin before tax-equivalent adjustments for the years ended December 31, 2015 and 2014 was 3.19% and 3.08%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended		At or For the Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Key Performance Ratios
Return on average assets (1)	0.80%	0.75%	0.74%	0.75%
Return on average equity (1)	4.67	4.19	4.19	5.69
Interest rate spread (1) (2)	3.17	2.91	3.09	3.00
Net interest margin (1) (3)	3.39	3.13	3.31	3.19
Non-interest expense to average assets (1)	2.24	2.11	2.17	2.26
Efficiency ratio (4)	63.81	65.21	64.05	68.84

	December 31,	December 31,
	2015	2014
Asset Quality Ratios
Allowance for loan losses/total loans	1.08%	1.06%
Allowance for loan losses/non-accrual loans	106.58	90.35
Non-accrual loans/total loans	1.02	1.18
Non-accrual loans/total assets	0.89	0.96
Non-performing assets/total assets	0.89	0.99
Capital and Share Related
Stockholders’ equity to total assets	16.69%	17.62%
Book value per share	$10.72	$10.56
Tangible book value per share	$10.47	$10.31
Market value per share	$14.10	$11.22
Shares outstanding	54,875,237	54,708,066

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.